UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

SUPERCONDUCTOR TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Explanatory Note

     The Company hereby amends its definitive proxy statement previously filed with the Securities and Exchange Commission on April 14, 2005. This amendment corrects certain numerical information and restates the affected sections in their entirety.

PROPOSAL TWO
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
INCREASING THE AUTHORIZED COMMON STOCK OF THE COMPANY
      The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation (“Certificate”) to increase the number of authorized shares of common stock of the Company to a total of two hundred fifty million (250,000,000) shares (the “Amendment”). The authorized common stock of the Company, prior to the approval of the Amendment, consisted of one hundred twenty-five million (125,000,000) shares. The authorized preferred stock of the Company consists of two million (2,000,000) shares and will not be affected by the Amendment. As of March, 16, 2005, the Company had 107,711,026 shares of common stock outstanding and 16,756,566 shares reserved for issuance upon exercise of outstanding option and warrants. Therefore, the Company had only 532,408 shares available for issuance as of that date.
      The proposed additional shares may be used in connection with possible stock splits or dividends, acquisitions, equity financings, management incentive and employee benefit plans, investments and for other purposes. At this time, the Board has not decided whether or when to undertake a stock split or the number of shares it would issue with respect to each outstanding share if it undertakes a split, and the Company has no present plans, understandings, or agreements for the issuance or use of the proposed additional shares of common stock in acquisitions or otherwise, but expects to explore potential acquisitions from time to time as opportunities arise. The Board of Directors believes that the proposed increase is desirable so that, as the need arises, the Company will be able to issue the shares of common stock without the expense and delay of a special stockholders’ meeting.
      Authorized but unissued shares of the Company’s common stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s stockholders, except as otherwise required by Delaware law or the rules of the Nasdaq Stock Market.
      If Proposal 2 is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation.
Vote Required
      Proposal 2 requires the affirmative vote of a majority of the outstanding common stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the effect of voting “against” the proposal to increase the authorized common stock.
Board Recommendation
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION.

STOCK PRICE PERFORMANCE GRAPH
      The graph and table below compare the cumulative total stockholders’ return on the Company’s common stock since December 31, 1999 with the Nasdaq-U.S. Composite Index, Nasdaq Telecommunications Index, and the Hambrecht & Quist Technology Index over the same period (assuming the investment of $100 in the Company’s common stock and in the four other indices, and reinvestment of all dividends). The Hambrecht & Quist Technology Index was discontinued in 2001 and has been replaced with the Nasdaq Telecommunications Index.

	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04

Superconductor Technologies	$100.00	$74.36	$133.33	$19.28	$114.05	$28.51

Nasdaq-U.S. Composite	100.00	60.31	47.84	33.07	49.45	53.81

Nasdaq-Telecommuni	cations	100.00	42.59 2	8.34 13	.04 21.	69 23.14

Hambrecht & Quist Technology	100.00	68.35

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